Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (this “Agreement”), dated as of  February 7, 2014, is by and among California Gold Corp., a Nevada corporation (the “Parent”), MVP Portfolio, LLC, a Florida limited liability company (the “Company”),  MV Patents, LLC, a Florida limited liability company ( “MVP”), and the other members of the Company (MVP and such other members, the “Members”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Members are the sole members of the Company and own 100% of the membership interests of the Company (the “Interests”).  The Members have agreed to transfer the Interests to the Parent in exchange for (i) 9,385,000 newly issued shares of common stock, par value $0.001 per share, of the Parent,  that is equal to approximately 37% of the aggregate of the issued and outstanding common stock, and common stock issuable upon the conversion of convertible preferred stock (of all series), including convertible preferred stock to be issued upon the conversion of convertible promissory notes sold, as of the Closing (the “Parent Stock”), as adjusted for the Parent’s anticipated one for one hundred (1:100) reverse split (the “Reverse Split”), and (ii) the additional consideration described herein.

The Parent files periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 15(d) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company is the owner of a patent portfolio referred to as the “Drive By Patents” and all of the intellectual property, patents, rights, and applications, records, reports, claims and causes of action otherwise owned, acquired or licensed to the Company (“MVP Portfolio”).  By virtue of the transactions contemplated in this Exchange Agreement, the Parent will become the owner of 100% of the Membership Interests of the Company (the “MVP Acquisition”) including, without limitation, the MVP Portfolio, and the Member shall receive the Parent Stock in consideration therefore.  The Member will receive contemporaneous herewith a draft of a Current Report on Form 8-K for the Parent describing the MVP Acquisition and MVP Portfolio, including a description of important risks and other considerations, and such draft Current Report and the existing filings and reports of the Parent with the SEC at WWW.SEC.GOV will be the information made available by the Parent to the Member in connection with the receipt of the Parent Stock (collectively, the “Information Package”)

The receipt of the Parent Stock by Member is intended to be tax free under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors of the Parent and the Manager of the Company have determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

Definitions
SECTION 1.01.  “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  “Person” means an association, corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization.

SECTION 1.02.  “Confidential Information” means any information, whether in electronic, written, graphic, oral, machine readable or other tangible or intangible form, that is marked or identified at the time of disclosure as “Confidential” or “Proprietary” or in some other manner so as to clearly indicate its confidential nature.  In order to be treated as “Confidential Information,” information that is disclosed orally must be identified at the time of disclosure or promptly thereafter as confidential or proprietary.  The obligations under Section 10.15 shall not apply to the extent that the disclosing party establishes by competent proof that such information: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (b) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no act or omission of the receiving party; (c) was already in the possession of the receiving party without confidentiality obligations at the time of disclosure hereunder by the disclosing party; (d) is obtained by the receiving party without confidentiality obligations from a third party without a breach of such third party’s obligations of confidentiality; or (e) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information.

SECTION 1.03. “Disclaimer Issue” means a terminal disclaimer (including under 35 U.S.C. § 253 or 37 CFR 1.321 or the equivalent laws or regulation of any other patent authority, a “Terminal Disclaimer”) that exists or is or should reasonably be required to be made in a patent or patent application to address a double patenting issue, including such an issue raised in a judicial or administrative proceeding (including any proceeding with the U.S. Patent and Trademark Office or any corresponding foreign patent authority).

SECTION 1.04 “Distribution Date” means ten (10) business days after receipt of Gross Proceeds by the Company or Parent.

SECTION 1.05. “Enforcement Activity” and “Enforcement Activities” means: (a) any litigation, arbitration, mediation, judicial or administrative hearing, legal or equitable cause of action or such other similar proceedings that Company or any Affiliate of the Company may initiate, prosecute and conclude or threaten to initiate against any individual or entity for infringement of the Purchased Patents; or (b) any action taken by Company or any Affiliate of the Company necessary or reasonably required to secure licensing agreements with individuals or entities for the Purchased Patents.

SECTION 1.06.  “Gross Proceeds” means any income, proceeds or revenues, including non-cash consideration, arising out of or related to the Enforcement Activities including, without limitation, income, proceeds or revenues from: (a) licensing fees or any other form of compensation paid to Company as a result of any agreements entered into with any parties to license any or all of the Purchased Patents; (b) awards, judgments or settlements against any individual or entities as a result of any patent infringement litigation prosecuted by Company; or (c) any Sale Transaction.

SECTION 1.07.  "Net Proceeds" means the Gross Proceeds LESS: (a) any contingency fee awards, hourly or contract rates, commissions, brokerage commissions, costs, expenses, bonuses, compensation, payments, reimbursements or any other sums (including, but not limited to, expert witness fees, deposition expenses, trial costs, document management charges or other similar fees, expenses or charges) paid by Company to its legal counsel, outside contractors, experts, specialists, advisors, representatives, lenders or agents in connection with the Enforcement Activities; and (b) any legal fees, costs, insurance premiums, payments, expenses or any other sums arising out of or related to defending Company (or its officers, directors, members, principals, investors, agents, employees (in their capacity at the Company or individually), representatives or legal counsel) from any and all causes of action brought by any party which Company has initiated or prosecuted (or threatened to initiate and prosecute) an Enforcement Action.

SECTION 1.08.  “Sale Transaction” means an event where the Company, in good faith and at arm’s length, sells, transfers, assigns or otherwise disposes of one or more of the Purchased Patents to any Person other than an Affiliate of the Company.

SECTION 1.09.  “Patent Documents” means documents, records and files in the possession or control of Company relating to the Purchased Patents, including (a) the original (or, if the original is not available, a copy) of the patent certificate for each of the Purchased Patents that has issued, (b) complete prosecution files and docketing reports (including patent listing, current status, actions due and deadlines), including materials filed with the U.S. Patent and Trademark Office (or the equivalent authority in any other country) with respect to such Purchased Patents, (c) originals (or, if the original is not available, a copy) of all assignment agreements in its possession relating to the Purchased Patents, including a written assignment to Company from each inventor for each Purchased Patent, and (d) books, inventor notebooks, and proof of maintenance payments to the U.S. PTO, and (e) any other materials or information in the possession or control of, or known to, Company that, to Company’s knowledge, is material to the enforcement of such Purchased Patents; but specifically excluding any portions of the above not related to the Purchased Patents and any attorney-client privileged information contained in any such documents, records and files.

SECTION 1.10.  “Purchased Patents” means (a) the patents and patent applications that either (A) all or any portion of the Business; (B) constitute patents related to the MVP Portfolio, either filed by or on behalf of Member, Company or any Affiliates or (C) identified in Exhibit A (“Patents”) and the inventions disclosed therein, (b) all reissues, divisionals, continuations, continuations-in-part, extensions, renewals, re-examinations and foreign counterparts thereof, and all other patents, patent applications, certificates of invention and other governmental grants resulting from the Patents, (c) all patents and applications which claim priority to or have common disclosure or common priority with any such patents or patent applications (for the avoidance of doubt, patents which include partial commonalities such as figures or patents whose features of the inventions are different from those of Purchased Patents may be excluded), and (d) all rights corresponding to any of the foregoing throughout the world (including the right to claim the priority date of any of such patents and patent applications and the right to sue for and recover damages for any past, present or future infringement of such patents and patent applications); in each case, regardless of whether in existence prior to, as of or after the Closing Date.

ARTICLE II

Exchange of Shares; Cash Consideration

SECTION 2.01.  Exchange by the Members.  At the Closing (as defined in Section 2.03), the Members shall sell, transfer, convey, assign and deliver to the Parent all of the Interests free and clear of all Liens in exchange for the Parent Stock which shall be delivered to the Members promptly following completion of the Reverse Split. Notwithstanding the delay in delivery of the Parent Stock, the Members shall as of the Closing be deemed to be the record and beneficial owners of the Parent Stock for all purposes.

SECTION 2.02.   At the Closing, the Parent shall deliver $625,000 by wire transfer of immediately available funds to MVP.

SECTION 2.03.  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place on such date that all conditions precedent and obligations of the Parties to consummate such Transactions contemplated hereby and set forth in Article VII are satisfied or waived, at such location to be determined by the Company and Parent, or such other date and time as the Parties may mutually determine (the “Closing Date”).  If the Closing does not occur on or before February 28, 2014 unless extended by the Parties (the “Termination Date”), either the Parent or the Member may terminate the Agreement.

ARTICLE III

Representations and Warranties of the Members

The Members hereby represent and warrant to the Parent, severally and not jointly, as follows:

SECTION 3.01.  Good Title.  The Members are the record and beneficial owner, and have good and marketable title to their Interests, with the right and authority to sell and deliver such Interests to Parent as provided herein.  Except as set forth in Schedule 3.01, the Members own the Interest free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind. At the Closing, the Parent will receive good title to such Interests, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts and other encumbrances (collectively, “Liens”).  The Interests set forth are, and will be at Closing, all of the Interests of the Company.

SECTION 3.02.  Power and Authority.  All acts required to be taken by the Members to enter into this Agreement and to carry out the Transactions have been properly taken. The Members have full power and authority to enter into this Agreement, the execution and delivery of which has been duly authorized, if applicable, and this Agreement constitutes a valid and legally binding obligation of the Members, enforceable against Member in accordance with its terms except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of the obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

SECTION 3.03.  No Conflicts.  The Members have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out the Members’ obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by the Members in connection with the execution and performance by the Members of this Agreement or the execution and performance by the Members of any agreements, instruments or other obligations entered into in connection with this Agreement.  The execution and delivery of this Agreement by the Members and the performance by the Members of his obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Member; and (iii) will not violate or breach any contractual obligation to which such Member is a party.

SECTION 3.04.  No Finder’s Fee.  Except as set forth in Schedule 3.04, MVP has not, and to the knowledge of MVP no Members have created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.

SECTION 3.05.  Purchase Entirely for Own Account.  The Parent Stock proposed to be acquired by the Members hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Members have no present intention of selling or otherwise distributing the Parent Stock except in compliance with applicable securities laws.

SECTION 3.06.  Available Information.  The Members have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent.

SECTION 3.07.  Non-Registration. The Members understand that the shares of Parent Stock will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Members’ representations as expressed herein.

SECTION 3.08.  Restricted Securities. The Members understand that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Members pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering.  The Members further acknowledge that if the Parent Stock is issued to the Members in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Members represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 3.09.  Legends.  It is understood that the shares of Parent Stock will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THESE SECURITIES ARE SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD OR ASSIGNED OTHER THAN A PERMITTED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 3.10. Members’ Acknowledgment.  The Members are aware of the Parent’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell the Interests.  The Members have access to and has reviewed the Information Package, including the Parent’s filings with the SEC, at WWW.SEC.GOV, including the “Risk Factors” contained therein.

SECTION 3.11.  Additional Securities Matters.

The Members acknowledges their understanding that the issuance of the Parent Stock is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act and the provisions of Regulation D promulgated thereunder (“Regulation D”).  In furtherance thereof, the Members represent and warrant to the Parent and its Affiliates as follows:
(i)           The Members realize that the basis for the exemption from registration may not be available if, notwithstanding the Members’ representations contained herein, the Members are merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Members do not have any such intention.

(ii)           The Members realize that the basis for exemption would not be available if the transaction is part of a plan or scheme to evade registration provisions of the Securities Act or any applicable state or federal securities laws.

(iii)           The Members are acquiring the Parent Stock solely for their own beneficial account, for investment purposes, and not with a view towards, or resale in connection with, any distribution of the Parent Stock.

(iv)           The Members have the financial ability to bear the economic risk of the Parent Stock investment, have adequate means for providing for their current needs and contingencies, and have no need for liquidity with respect to an investment in the Company or the Parent.

(v)           The Members and such Member’s attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, the “Advisors”) have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Parent Stock.  If other than an individual, the Members also represent they have not been organized solely for the purpose of acquiring the Parent Stock.

(vi)           The Members (together with its Advisors, if any) have received all documents requested by such Member, if any, have carefully reviewed them and understand the information contained therein, prior to the execution of this Agreement.

The Members are not relying on the Parent or any of its employees, agents, sub-agents or advisors with respect to the legal, tax, economic and related considerations involved in this investment. The Members have relied on the advice of, or have consulted with, only their Advisors, if any. Each Advisor, if any, has disclosed to such Member in writing (a copy of which is annexed to this Agreement, if any) the specific details of any and all past, present or future relationships, actual or contemplated, between the Advisor and the Parent or any affiliate or sub-agent thereof.

The Members have carefully considered the potential risks relating to the Parent and a purchase of the Parent Stock, and fully understand that the Parent Stock is a speculative investment that involves a high degree of risk of loss of such Members’ entire investment. Among other things, the Members have carefully considered each of the risks described under the heading “Risk Factors” in the Parent’s filings with the SEC, which risk factors are incorporated herein by reference, and any additional disclosures in the nature of Risk Factors described herein.

 The Members will not sell or otherwise transfer any Parent Stock without registration under the Securities Act or an exemption therefrom, and fully understands and agrees that the Members must bear the economic risk of their purchase because, among other reasons, the Parent Stock has not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states, or an exemption from such registration is available.  In particular, the Members are   aware that the Parent Stock is “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. The Members also understand that the Parent is under no obligation to register the Parent Stock on behalf of the Members or to assist the Members in complying with any exemption from registration under the Securities Act or applicable state securities laws. The Members understand that any sales or transfers of the Parent Stock is further restricted by state securities laws and the provisions of this Agreement.

No oral or written representations or warranties have been made, or information furnished, to the Members or their Advisors, if any, by the Parent or any of its officers, employees, agents, sub-agents, affiliates, advisors or subsidiaries in connection with the Parent Stock or the Parent, other than any representations of the Parent contained herein, and in subscribing for the Parent Stock, the Members are not relying upon any representations other than those contained herein.

The Members’ overall commitment to investments that are not readily marketable is not disproportionate to such Members’ net worth, and an investment in the Parent Stock will not cause such overall commitment to become excessive.

The Members and their Advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Parent concerning the Parent and the Parent Stock and the business, financial condition, results of operations and prospects of the Parent, and all such questions have been answered to the full satisfaction of the Members and their Advisors, if any.

The Members, severally and not jointly, will indemnify and hold harmless the Company and Parent and, where applicable, its directors, officers, employees, agents, advisors, affiliates and shareholders, and each other person, if any, who controls any of the foregoing from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) (a “Loss”) arising out of or based upon any representation or warranty of each such Member contained herein or in any document furnished by such Member to the Parent in connection herewith being untrue in any material respect or any breach or failure by such Member to comply with any covenant or agreement made by such Member herein or therein; provided, however, that such Member shall not be liable for any Loss that in the aggregate exceeds the value of the Member’s Parent Shares received hereunder.

The Members are each an “Accredited Investor” as defined in Rule 501(a) under the Securities Act. In general, an “Accredited Investor” is deemed to be an institution with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 (excluding such person’s residence) or annual income exceeding $200,000 or $300,000 jointly with his or her spouse or an entity each of whose owners are accredited investors.

ARTICLE IV

Representations and Warranties of the Company

The Company and MVP, jointly and severally, represent and warrant to the Parent, except as set forth in a schedule (the “Company Disclosure Schedule”), regardless of whether or not the Company Disclosure Schedule is referenced with respect to any particular representation or warranty, as follows:

SECTION 4.01.  Organization, Standing and Power.  The Company is duly organized, validly existing and in good standing under the laws of the State of Florida and has the power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”).  The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to the Parent true and complete copies of the articles of organization of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”).  The Company has no subsidiaries.

SECTION 4.02.  Capital Structure and Ownership.  The authorized capital structure of the Company consists of Interests all of which are held by the Members.  No other Interests of the Company are issued, reserved for issuance or outstanding.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Membership Interests may vote (“Voting Company Debt”).  Except as otherwise set forth herein or on Schedule 4.02, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any interests or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the interests of the Company.  The Members have good title to, and are the sole record and beneficial owners of, the Interests and the Interests owned by the Members are, to their knowledge, free and clear of any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.  The Members are, to their knowledge, not parties to any voting trusts, agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests other than such which will terminate upon the consummation of the transactions contemplated by this Agreement.

SECTION 4.03.  Authority; Execution and Delivery; Enforceability.  The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Manager and Members of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Company is subject.

SECTION 4.04.  No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of its respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 4.05. Taxes.

(a) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  There are no unpaid Taxes (as defined in Section 4.05(c)) in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b) If applicable, the Company has established an adequate reserve reflected on its financial statements for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 4.06. Benefit Plans.  Except as set forth on Schedule 4.06, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”).  As of the date of this Agreement, except as set forth in the Company Disclosure Schedule, there are no employment, consulting, indemnification, severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

SECTION 4.07. Litigation.  Except as set forth on Schedule 4.07, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or to the best of its knowledge, threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”).  Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.08. Compliance with Applicable Laws.  To the best of its knowledge, the Company is in material compliance with all applicable laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  This Section 4.08 does not relate to matters with respect to Taxes, which are the subject of Section 4.05.

SECTION 4.09.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.10. Contracts.  Except as set forth on Schedule 4.10, there are no Contracts that are material to the Business, or the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company.  The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company’s execution of this Agreement and the consummation of the Transactions contemplated herein would not violate any Contract to which the Company or any of its subsidiaries is a party nor will the execution of this Agreement or the consummation of the Transactions consummated hereby violate or trigger any “change in control” provision or covenant in any Contract to which the Company or any Subsidiary is a party.

SECTION 4.11. Title to Properties.  Except as set forth on Schedule 4.11, the Company does not own any real property.  The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted.

SECTION 4.12. Intellectual Property.  The Company owns, or is validly licensed or otherwise has the right to use, all intellectual property (the “Intellectual Property Rights”), on an exclusive basis, which are material to the conduct of the Business of the Company, including without limitation, the MVP Portfolio, taken as a whole.  Schedule 4.12 sets forth a description of all Intellectual Property Rights that are material to the conduct of the Business of the Company taken as a whole.  Except as set forth on Schedule 4.12, no claims are pending or, to the knowledge of the Company or Members, threatened that the Company or Members is (or are) infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right.  To the knowledge of the Company and Members, no Person is infringing the rights of the Company (or MVP as predecessor) with respect to any Intellectual Property Right other than as to which the Company has the full right and power to bring action and to enforce such Intellectual Property Right, and receive the entirety of the proceeds thereof, by way of judgment settlement or otherwise, and no third-party has any such claims or rights.  All of the rights of Members in the MVP Portfolio and the Business have been irrevocably assigned, transferred and conveyed to Company for valuable consideration, which has been paid.  As used herein, “Business” means (A) the business of the Company as the exclusive owner and successor to the MVP Portfolio; (B) any other business that was contemplated, entered into, or proposed or approved to be entered into, by the Company on or prior to the date of this Agreement, including (i) the research, development, marketing and distribution of any products or services with respect to which the Company or MVP has made an application or filing with an US or foreign Governmental Authority (including the United States Patent and Trademark Office or foreign counterpart); (ii) the research, development, marketing and distribution of any product or service with respect to which there is written evidence or documentary basis that MVP or the Company was contemplating, proposing or otherwise assessing its research, development, marketing or distribution; (iii) the research, development, marketing and distribution of any new use or indication of a product or service referred to in clause (A), or clause B(i) or (ii); and (iv) all business activities that are the source of any material revenues of the Company from products, licenses, processes, supplies, or rights of MVP or Company on or prior to the Closing Date that may not constitute any of the foregoing matters as described in (i) – (iii) above.

SECTION 4.13. Insurance.  Except as set forth on Schedule 4.13, the Company does not hold any insurance policy.

SECTION 4.14. Transactions With Affiliates and Employees.  Except as set forth on Schedule 4.14, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.15. Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to the Members as a result of the Members and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Stock and the Members’ ownership of the Parent Stock.

SECTION 4.16. Labor Matters.  There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 4.17.  ERISA Compliance; Excess Parachute Payments.  The Company does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Company Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Company.

SECTION 4.18.  No Additional Agreements.  The Company does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.

SECTION 4.19. Investment Company.  The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.20. Disclosure.  All disclosure provided to the Parent regarding the Company, the Business, including the MVP Portfolio, its business and the Transactions, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.21. Absence of Certain Changes or Events.  Except in connection with the Transactions and as disclosed on Schedule 4.21, since June 30, 2013, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material Contract by which the Company or any of its assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair the Company’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the Company’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Member or any purchase, redemption or agreements to purchase or redeem any Interests;

(j) any issuance of equity securities to any officer, director or Affiliate; or

(k) any arrangement or commitment by the Company to do any of the things described in this Section.

SECTION 4.22. Foreign Corrupt Practices.  Neither the Company nor MVP, nor, to the Company’s or MVP’s knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or MVP has, in the course of its actions for, or on behalf of, the Company or MVP (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 4.23  Licenses and Permits.  The Company has obtained and maintains all material federal, state, local and foreign licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications required to be maintained in connection with the operations of the Company as presently conducted and as proposed to be conducted.  The Company is not in default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications.

SECTION 4.24 Environmental Laws.  The Company (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

SECTION 4.25  Indebtedness.  Except for the items of indebtedness disclosed on Schedule 4.25, each of which will be released by the obligee following Closing, the Company (i) does not have any outstanding Indebtedness (as defined below), (ii) is not in violation of any term of or is in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Company Material Adverse Effect, and (iii) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's Manager, has or is expected to have a Company Material Adverse Effect.

For purposes of this Agreement:  (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

SECTION 4.26. Undisclosed Liabilities. Except as set forth on Schedule 4.26, neither the Company nor any of its Affiliates have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company’s  audited balance sheet for the year ended June 30, 2013, (b) liabilities which have arisen since the Company’s  audited balance sheet date in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

SECTION 4.27. Patent Matters.

(a) Inventors.  The inventors listed on the face of each Purchased Patent are the sole inventors with respect to the Purchased Patents and were either employees or contractors of Company on the date on which (i) they executed written agreements in favor of Company assigning each such inventor’s rights to the Purchased Patents and agreeing to cooperate with Company in a manner consistent with the requirements of this Agreement, and (ii) the inventions disclosed in each Purchased Patent were conceived of and reduced to practice (including constructive reduction to practice).

(b) Ownership.  Except as set forth on Schedule 4.27(b), company exclusively owns all right, title and interest in and to the Purchased Patents free of all liens, claims, licenses, covenants, encumbrances and interests.   Company is not aware of any facts or circumstances that are likely to give rise to any defect, lien, or encumbrances on the Purchased Patents.

(c) Notice of Ownership Challenges.  Neither Company nor any of its Affiliates has received any notice or claim (whether written, oral or otherwise) challenging the inventorship or Company’s ownership of any Purchased Patent (in whole or in part) or suggesting that any third party has any claim of legal or beneficial ownership with respect to any Purchased Patent.

(d) Recordations.  Company has obtained and recorded previously executed assignments for all Purchased Patents as necessary to fully perfect Company’s rights and title therein in accordance with governing law and regulations in each applicable jurisdiction, including written assignments to Company from each inventor of each Purchased Patent.

(e) No Exclusive Rights Granted.  No exclusive right or license has been or is authorized or required to be granted under or to any Purchased Patent.

(f) Governmental Rights.  No Governmental Entity, governmental agency or university has any right, title, or interest in or to any of the Purchased Patents.  No Governmental Entity, governmental agency or university funding was received, or resources or facilities from any Governmental Entity, governmental agency or university was used, in connection with the conception, development or reduction to practice of any invention disclosed in any Purchased Patents.

(g) Terminal Disclaimers.  If any of the Purchased Patents are terminally disclaimed to another patent or patent application, all patent applications subject to such terminal disclaimer are also included in the Purchased Patents.

(h) Lawsuits and Other Proceedings.  No Purchased Patent has been involved in any past or pending action, suit, investigation, claim or proceeding (including any reexamination), nor to the knowledge of the Company has any Purchased Patent been threatened with any such action, suit, investigation, claim or proceeding.

(i) Statutory Bars.  To the best of Member’s knowledge, no acts of Company or any of its Affiliates, or any party acting on behalf of or at the direction of Company or any of its Affiliates, have invalidated or will invalidate any Purchased Patent under the laws of any jurisdiction (including under 35 U.S.C. §102(b)) including through (i) disclosure of the invention or circulation of a printed publication that describes the claimed invention, (ii) public use of the claimed invention, or (iii) sale or offer for sale of the claimed invention more than one year prior to the application for such patent.

(j) Invalidity and Unenforceability.  Other than as set forth herein, no Purchased Patent that has issued has ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.  Neither Company nor any of its Affiliates has received any information, notice, or claim challenging or questioning the validity or enforceability or alleging the misuse of any Purchased Patent other than during the prosecution of each particular Purchased Patent before the U.S. Patent and Trademark Office or other corresponding foreign patent office.  Other than as set forth below, to the best of Company’s knowledge and belief, no Purchased Patent that has issued is invalid or unenforceable, and no acts of Company, its Affiliates or anyone acting on their behalf has committed fraud upon the United States Patent and Trademark Office or any other patent office with regard to any Purchased Patent.  Other than as set forth below, to the best of Company’s knowledge and belief, Company has no information qualifying as prior art that would invalidate any of the Purchased Patents that have issued.  To the best of Company’s knowledge and belief, neither Company nor any of its Affiliates has committed any illegal tying, illegal term extension, patent misuse, other illegal anti-competition activities, laches, estoppel, waiver, inequitable conduct in violation of 35 CFR 1.56 or other law, in each case, that, if litigated, would result in the unenforceability or invalidity of any Purchased Patents.

(k) Third Party Notices.  Neither Company nor any of its Affiliates has put any third party on notice of actual or potential infringement of any Purchased Patent.

(l) Docket.  The docket and other Patent Documents provided by the Member or Company are true and correct in all material respects.

(m) Fees.  All maintenance, renewal, application, or other fees required to maintain the validity of the Purchased Patents have been paid in full until the date sixty days after the Closing Date.

(n) Small Entity Status.  No “small entity” or “micro entity” fees were paid for any Purchased Patent where such fees were not available for such Purchased Patent at such time under applicable law.

(o) Upcoming Required Actions.  There are no known actions that must be taken within 120 days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Purchased Patent, other than those listed on Schedule 4.27(o).

(p) Royalties.  There are no royalties or honoraria payable by Company or Member to any third party by reason of the ownership, use, possession, license, sale, or disposition of any Purchased Patents.

(q) Broker’s Fees.  Neither Company nor any of its Affiliates has knowledge of, and has taken no action which would give rise to, any claim for a broker’s or finder’s fee to be paid by Parent in connection with the consummation of the transactions provided for hereunder, except as listed on Schedule 3.04.

ARTICLE V
Representations and Warranties of the Parent

The Parent represents and warrants as follows to the Members, that, except as set forth in the Information Package or in a Disclosure Schedule delivered by the Parent to the Members (the “Parent Disclosure Schedule”):

SECTION 5.01. Organization, Standing and Power.  The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”).  The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect.  The Parent has delivered to the Company true and complete copies of the Certificate of Incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

                SECTION 5.02. Subsidiaries; Equity Interests.  Except as set forth in the Parent SEC Documents (as defined below), the Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

SECTION 5.03. Capital Structure.  The authorized capital stock and issued and outstanding capital stock of the Parent is set forth on Schedule 5.03 hereto as adjusted for the Reverse Split, the MVP Acquisition and the PIPE (as defined below).  No other shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Stock may vote (“Voting Parent Debt”), except as set forth on Schedule 5.03.  Except as set forth in the Parent SEC Documents or on Schedule 5.03, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent.   Except as set forth in the Parent SEC Documents or on Schedule 5.03, the Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act.

SECTION 5.04.  Authority; Execution and Delivery; Enforceability.  The Parent has full power and authority to enter into this Agreement, the execution and delivery of which has been duly authorized, if applicable, and this Agreement constitutes a valid and legally binding obligation of the Parent, enforceable against Parent in accordance with its terms except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of the obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

SECTION 5.05. No Conflicts; Consents.

(a) The execution and delivery by the Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 5.06. SEC Documents; Undisclosed Liabilities.

(a) The Parent has filed all Parent SEC Documents since August 10, 2011, pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “Parent SEC Documents”).

(b) As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto.  The Parent SEC Documents set forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Parent) due after the date hereof.

SECTION 5.07. Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, except as set forth on Schedule 5.07.

SECTION 5.08.  Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents or on Schedule 5.08, from the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c) any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e) any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of the Parent;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k) any alteration of the Parent’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or Affiliate, except pursuant to existing Parent stock option plans; or

(m) any arrangement or commitment by the Parent to do any of the things described in this Section 5.08.

SECTION 5.09.  Taxes.

(a) The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent.  The Parent is not bound by any agreement with respect to Taxes.

SECTION 5.10. Absence of Changes in Benefit Plans.  From the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, except as set forth in the Parent SEC Documents or on Schedule 5.10, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”).  As of the date of this Agreement, except as disclosed in the Parent SEC Documents or on Schedule 5.10, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

SECTION 5.11.  ERISA Compliance; Excess Parachute Payments.  The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

SECTION 5.12.  Litigation.  Except as disclosed in the Parent SEC Documents or on Schedule 5.12, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Parent Stock or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect and neither the Parent nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 5.13.  Compliance with Applicable Laws.  Except as disclosed in the Parent SEC Documents or on Schedule 5.13, the Parent is in compliance with all applicable laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in the Parent SEC Documents, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable law.  The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.14.  Contracts.  Except as disclosed in the Parent SEC Documents or on Schedule 4.14, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole.  The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.15.  Title to Properties.  The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted.  The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

SECTION 5.16.  Intellectual Property.  The Parent owns, or is validly licensed or otherwise has the right to use, all intellectual property (“Parent Intellectual Property Rights”) which are material to the conduct of the business of the Parent taken as a whole.  The Parent Disclosure Schedule sets forth a description of all Parent Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.  No claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any Person with regard to any Parent Intellectual Property Right.  To the knowledge of the Parent, no Person is infringing the rights of the Parent with respect to any Parent Intellectual Property Right.

SECTION 5.17. Labor Matters.  There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.

SECTION 5.18. Transactions With Affiliates and Employees.  Except as set forth in the Parent SEC Documents or on Schedule 5.18, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 5.19.  Application of Takeover Protections.  The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Member as a result of the Member and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Stock and the Member’s ownership of the Parent Stock.

SECTION 5.20.  No Additional Agreements.  The Parent does not have any agreement or understanding with the Member with respect to the Transactions other than as specified in this Agreement.

SECTION 5.21.  Investment Company.  The Parent is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.22.  Assets and Liabilities as of the Closing.  The Parent has taken all necessary steps and action so that as of the Closing, it shall have no liabilities, encumbrances or indebtedness and its only assets shall include a 20% interest in the La Viuda Concessions and the related AuroTellurio Option Agreement as described on Schedule 5.22.

ARTICLE VI

Deliveries

SECTION 6.01.   Deliveries of the Members.  Unless such deliveries are waived by Parent, in whole or in part, at Closing as a further condition thereof, concurrently with the Closing, the Members and Company (as appropriate) shall deliver to the Parent:

(a) this Agreement executed by the Members;

(b) a certificate executed by the Members confirming the accuracy of each of the representations and warranties herein as of the Closing Date) and covering such additional matters as the Parent may request, including an opinion of counsel in customary form;

(c) fully executed assignment or subscription agreements or other evidence of the ownership and transfer of the Interests, in the form attached hereto as Exhibit B;

(d) a Lockup Agreement, substantially in the form attached hereto as Exhibit C (the “Lockup Agreement”) executed by MVP (and its assignees and designees) and all officers of the Parent, directors of the Parent, and stockholders holding ten percent (10%) or more of the common stock of the Parent after giving effect to the Acquisition, the split-off of the Parent’s legacy business, if any, and the PIPE; and key employees agreed by the Parent and MVP, which Lockup Agreement may only be released by the Lead Investor (as that term is defined in the PIPE documents);

(e) a Common Interest Agreement, and related releases of any and all claims which releases will be delivered as soon as practicable following the Closing and payment/issuances contemplated therein, substantially in the form attached hereto as Exhibit D (the “Common Interest Agreement”) executed by MVP, the Company, the Parent and/or any and all creditors of the MVP who are owed amounts related to the MVP Portfolio or otherwise required by Parent as a condition to Closing; and

(f) any Patent Documents, in the direct possession of  MVP or any Affiliates for each of the Purchased Patents.

SECTION 6.02.  Deliveries of the Parent.  Unless such deliveries are waived by Company and the Members, in whole or in part, at or following the Closing as a further condition thereof, the Parent shall deliver to the Company, or Members, as applicable:

(a) $625,000 to be paid by wire transfer of immediately available funds to MVP concurrently with the closing.

(b) $100,000 shall be delivered to the Company per month until the net proceeds of the PIPE have been depleted. All of the monthly $100,000 disbursements from the Offering delivered by the Parent to the Company shall be deposited into a controlled Parent bank account over which Mr. Rector or his designee will have sole authority and control.  Mr. Rector or such designee will have sole authority and discretion to disburse such funds in accordance with the Company’s pre-approved budget.  Any action to remove Mr. Rector or his designee as the control person over such account, to add one or more additional individuals as control persons of such account or to require Mr. Rector to disburse such funds in variance or in excess of the pre-approved budget may only be taken by (i) the unanimous approval of the Company’s Board of Directors and (ii) the consent of the Lead Investor.  The removal, withdrawal or resignation of Mr. Rector as director shall not affect his or his designee’s authority hereunder, and shall be deemed a breach hereof, unless approved by the Lead Investor.  The Company will indemnify and hold harmless Mr. Rector, his designee, and their successors or assigns, for its reasonable legal and other expenses (including the costs of any investigation, preparation and travel) and for any losses incurred in connection herewith, as such expenses or losses are incurred, excluding only losses that result directly from such person’s gross negligence or willful misconduct.

(c) $277,711.46 to be paid by wire transfer of immediately available funds to certain creditors and service providers of MVP Portfolio (and shall be held in escrow until payment in full release letters have been obtained by such creditors and service providers), as indicated on Schedule 6.02(c);

(d) this Agreement executed by the Parent with a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving this Agreement and the transactions contemplated hereunder, are all true, complete and correct and remain in full force and effect;

(e) evidence of the election of William D. Meadow (“Meadow”) and Shea Ralph (“Ralph”) to the Board of Directors of the Parent, so that together with David Rector, the Board shall be comprised of three directors and creation of a Special Litigation Committee of the Board of Directors and the appointment of Meadow as the Chairman of the Board, President and Chief Executive Officer of the Parent and Ralph as the Executive Vice President of the Parent;

(f) the Executive Employment Agreement by and between Parent and Meadow, substantially in the form attached hereto as Exhibit E, executed by the Parent;

(g) the Executive Employment Agreement by and between Parent and Ralph, substantially in the form attached hereto as Exhibit F, executed by the Parent;

(h) the Independent Contractor Agreement by and between Parent and Mr. Rector, substantially in the form attached hereto as Exhibit G, executed by the Parent;

(i) a Stock Option Agreement between Parent and Meadow, granting to Meadow stock options under the Parent Benefit Plans equal to 10% of the outstanding common stock on a fully-diluted, post-Reverse Split basis as of the Closing substantially in the form attached hereto as Exhibit H;

(j) a Stock Option Agreement between Parent and Ralph, granting to Ralph stock options under the Parent Benefit Plans equal to 5% of the outstanding common stock on a fully-diluted, post-Reverse Split basis as of the Closing substantially in the form attached hereto as Exhibit I;

(k) a Stock Option Agreement between Parent and Mr. Rector, granting to Mr. Rector under the Parent Benefit Plans stock options to purchase one million (1,000,000) post-Reverse Split shares of common stock of the Parent, substantially in the form attached hereto as Exhibit J;

the Lockup Agreements executed by the Parent;

(k) the Common Interest Agreement and related releases, if any, executed by the Parent; and

(l) Promptly following effectiveness of the Reverse Split after the Closing, the Parent shall deliver to the Member certificates representing the new shares of Parent Stock issued to the Member.

SECTION 6.03.  Deliveries of the Company.  Unless such deliveries are waived by Parent, in whole or in part, at Closing as a further condition thereof, concurrently with the Closing, the Company shall deliver to the Parent:

(a) this Agreement executed by the Company;

(b) a certificate from the Company, signed by its Manager certifying that the attached copies of the Company’s Charter Documents and resolutions of the Manager of the Company approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(c) the Common Interest Agreement executed by the Company;

(d) the Patent Documents in the direct possession of the Company for each of the Purchased Patents along with copies of instructions, with proof of delivery, to each outside counsel and foreign associate firm responsible for any Purchased Patent to send all copies of such files to the Parent; and

(e) if requested, the results of UCC, judgment lien and Tax lien searches with respect to the Company, the results of which indicate no liens on the assets of the Company.

ARTICLE VII

Conditions to Closing

SECTION 7.01. Members and Company Conditions Precedent.  The obligations of the Members and the Company to enter into and complete the Closing is subject, at the option of the Members and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

(a) Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date.  The Parent shall have delivered to the Members and the Company, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Members, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

(c)  No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date as first set forth above which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(d) Post-Closing Capitalization.  At and immediately after the Closing, the authorized capitalization shall be described in the Parent SEC Documents, and the number of issued and outstanding shares of capital stock of the Parent, on a fully-diluted basis not reflecting the Reverse Split, shall be as described in the Parent Disclosure Schedule.

(e) SEC Reports.  The Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

(f) OTC Markets, Inc. QB Tier Quotation.  The Parent shall have maintained its status as a Company whose common stock is quoted on the OTC markets, Inc. QB Tier and Parent shall not have received any notice that any reason shall exist as to why such status shall not continue immediately following the Closing.

(g) Deliveries.  The deliveries specified in Section 6.02 shall have been made by the Parent.

(h) No Suspensions of Trading in Parent Stock.  Trading in the Parent Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement.

(i) Satisfactory Completion of Due Diligence.  The Company and the Members shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Member in their sole and absolute discretion.

(j) Completion of PIPE.  The Parent shall have successfully completed a private offering of a minimum of $2,500,000 investment in Parent’s convertible promissory notes, automatically convertible into Series C preferred stock upon effectiveness of an increase in the Parent’s authorized preferred stock and the filing of a Series C certificate of designation with the Secretary of State of the State of Nevada (the “PIPE”).

(k) Reserved.

(l)  Series D Preferred Issuance.  The Series D Convertible Preferred Stock subscription agreements with Messrs. Meadows and Rector, with such terms and provisions as are determined by Parent, shall have been signed by the Parent.

SECTION 7.02.  Parent Conditions Precedent.  The obligations of the Parent to enter into and complete the Closing are subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a) Representations and Covenants.  The representations and warranties of the Members and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Members and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Members and the Company on or prior to the Closing Date.  The Company shall have delivered to the Parent a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2013 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d) Deliveries.  The deliveries specified in Section 6.01 and Section 6.03 shall have been made by the Members and the Company, respectively, and each of Meadow and Ralph shall have executed a Confidentiality and Invention Acknowledgment Agreement with the Parent, substantially in the form attached hereto as Exhibit K.

(e) Satisfactory Completion of Due Diligence.  The Parent shall have completed its legal, accounting and business due diligence of the Company and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

(f)  Ancillary Agreements.  The Members and the Company, as applicable, shall have executed and delivered the Lockup Agreement and Common Interest Agreement at the Closing.

(g)  Series D Preferred Issuance.  The Series D Convertible Preferred Stock subscription agreements, with such terms and provisions as are determined by Parent, shall have been delivered to the Parent by Meadows and Rector.

ARTICLE VIII

Covenants

SECTION 8.01. Audit of Company Financial Statements.  MVP shall deliver or cause to be delivered to Parent audited financial statements for the Company’s (including any predecessor as is required by the SEC rules and regulations) most recently completed last two fiscal years and unaudited financial statements for any subsequent interim period such that the Parent will be able to comply with its SEC reporting obligations no later than 60 days from the Closing Date.

SECTION 8.02.  Public Announcements.  The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 8.03. Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 8.04. Continued Efforts by Each Party.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 8.05.   Reverse Split; Authorized Capital Increase.  Within three (3) months after the Closing, the Parent shall have effected the Reverse Split and the increase in its authorized blank check preferred stock.

SECTION 8.06.  Exclusivity.  Subject to any fiduciary obligations applicable to the Parent’s board of directors, until the Termination Date, each of the Parent and the Company shall not (and shall not cause or permit any of their Affiliates to) engage in any discussions or negotiations with any Person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each of the Parent and the Company shall notify each other immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 8.07.  Adoption of Shareholder Rights Plan.  Within three months after the Closing, the Parent shall have adopted a Shareholder Rights Plan in form and substance satisfactory to the Member.

SECTION 8.08. General Cooperation by MVP.   Following the Closing, upon reasonable request from the Parent or Company, MVP shall (and shall cause its Affiliates to) cooperate with Parent and Company to enable Company to enjoy the fullest extent of the right, title and interest in the Purchased Patents in the United States and other countries.  Parent or Company shall pay the reasonable out-of-pocket expenses incurred by MVP and/or MVP’s Affiliates when cooperating with Parent or Company.  Such cooperation by MVP (and its Affiliates) shall include, within a reasonable time frame agreed upon by MVP, production of pertinent facts and documents, offering deposition testimony on behalf of Parent or Company, offering trial testimony on behalf of Parent or Company, attending trial and sitting at plaintiff’s table at trial, assistance in obtaining testimony by other, general and reasonable cooperation with any trial related to the infringement of the Purchased Patents, executing necessary documents, and providing other assistance reasonably requested by Parent or Company. Should a change in the law effect the Company’s or Parent’s ability to bring patent infringement litigation, MVP agrees to serve as the named plaintiff in any patent enforcement litigation in order to effectuate the purposes and goals of this Agreement.    MVP further agrees to execute, acknowledge and deliver all such additional instruments, and to do all such further acts, reasonably requested by Parent or Company and necessary to carry out the intent and purposes of this Agreement.

SECTION 8.09.  Payment of Proceeds Interest to MVP.   Following the Closing, the Parent or Company shall pay MVP ten (10%) percent of the Gross Proceeds from any Enforcement Activities or Sale Transaction related to the Purchased Patents on each Distribution Date.  For all purposes of this Agreement, Gross Proceeds shall be deemed to have been received by the Company or Parent on the date of the actual receipt of funds into the Company or Parent’s bank account, as applicable, from a third-party against which an Enforcement Activity was brought or to which one or more of the Patents in the Purchased Patents was transferred as part of a Sale Transaction.  Any valuation of non-cash consideration paid to Company or Parent as a result of the Enforcement Activities or a Sale Transaction shall be made in Parent’s reasonable discretion, by the independent members of the Board of Directors of Parent, in accordance with generally accepted accounting principles related to the valuation of non-cash consideration or non-marketable securities.   Parent shall have the right (in its sole and absolute discretion) to distribute, or require the Company to distribute, to MVP an equivalent amount of cash in lieu of any non-cash consideration, which such non-cash consideration equal to the value ascribed thereto by the independent members of the Board of Directors of Parent.

SECTION 8.10.  At or promptly following the Closing, the Parent shall issue to Meadows and Ralph five-year options to purchase an additional five percent (5%) of the outstanding Parent common stock on a fully-diluted, post-Reverse Split basis as of the Closing, pro rata to the option grants issued at Closing, exercisable at the PIPE price.   The options shall vest and not be subject to forfeiture upon the Company’s achieving revenues of $20 million.

SECTION 8.11.  Disclosure of Transactions and Other Material Information. On or before 5:30 p.m., New York time, on the fourth (4th) Business Day following the date of the Closing of the transactions contemplated by this Agreement, the Parent shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Agreements in the form required by the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and attaching all the material agreements  (including all attachments, the “8-K Filing”).  From and after the issuance of the 8-K Filing, the Parent shall have disclosed all material, non-public information (if any) delivered to the Parent by the Company or any of its subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement.  The Parent shall as promptly as practicable following the 8-K Filing amend the 8-K filing to file such financials statements and other information as required under the Exchange Act, but in no event later than seventy-one (71) days following such 8-K Filing.  The Parent/Member/Company shall engage a PCAOB auditor and as expeditiously as possible (within forty-five (45) days following the Closing), complete audited financial statements for the Company and its subsidiaries including any predecessors and all pro-forma information, required for filing in the 8-K amendment as is required by the rules and regulations of the SEC.

SECTION 8.12.  Parent Mining Business.  Following the Closing, the Parent will use its best efforts to either split off or terminate and liquidate its AuroTellurio mining project in Mexico, which project is described in detail in the Parent SEC Documents.

SECTION 8.13.  Indebtedness.  Following the Closing, the Parent shall not directly or indirectly permit, create, incur, assume, permit to exist, increase, renew or extend any indebtedness on its part, including commitments, contingencies and credit availabilities, or apply for or offer or agree to do any of the foregoing, except as already exists or with respect to an instrument that has a maturity date or term of at least two (2) years.

ARTICLE IX

Indemnification

SECTION 9.01. Indemnification Obligations.

(a) Indemnification by Members.  Subject to the limitations set forth this Section 9.01 and otherwise in this Article IX, MVP or the Members, severally and not jointly, as set forth below  agree to indemnify and hold harmless Parent and its respective directors, officers and Affiliates and their successors and assigns (each a “Parent Indemnified Party”) from and against any and all any actions, costs, damages, disbursements, expenses, liabilities, loss, deficiencies, diminutions in value, obligations, penalties or settlements of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered (“Losses”) of the Parent Indemnified Parties, to the extent directly or indirectly resulting or arising from or based upon: (i) breach of any representation or warranty or covenant of such Member set forth in Articles III, IV and VIII; (ii) as to MVP only, all Taxes to the extent resulting from or relating to the ownership, management or use of and the operation of the Business prior to and including the Closing Date and (iii) as to MVP only, the Promissory Note referred to in Schedule 4.26.

(b) Indemnification by Parent.  Subject to the limitations set forth in this Section 9.01 and otherwise in this Article IX, the Parent agrees to indemnify and hold harmless the Members and their  respective managers, members, officers and Affiliates and their successors and assigns (each a “Member Indemnified Party”) from and against any Losses (as defined in Section 9.01(a)) of the Member Indemnified Parties, to the extent directly or indirectly resulting or arising from or based upon a breach of any representation or warranty or covenant set forth in Articles V and VIII.

(c) Limitations on Liability.  The obligations of a party providing indemnification under this Section 9.01 (an “Indemnifying Party”) shall be subject to the following limitations:

             (i) The Indemnifying Party shall not have any liability to any indemnified party (an “Indemnified Party”) with respect to Losses arising out of any of the matters referred to in Section 9.01(a) or (b), until such time as the amount of all such liability shall collectively exceed $25,000 (the “Threshold”), whereupon the Losses exceeding the Threshold shall be payable by the Indemnifying Party;

          (ii) Intentionally Omitted.

         (iii) The maximum aggregate amount of Losses for which the Indemnifying Party shall be liable pursuant to Sections 9.01(a) or (b), except for a breach of the representations and warranties contained in Sections 4.02 and 5.03, collectively, shall be limited to $500,000 (the “Indemnity Cap”).

          (iv) With regard to an indemnification claim by a Member Indemnified Party, the Losses recoverable from the Parent under Section 9.01 shall be paid to the Indemnified Party by delivery of shares of the Parent common stock only.  The number of shares to be issued shall be based on 100% of the fair market value of the common stock.  The fair market value shall be the average of the closing sales prices of the stock in the OTC Markets, Inc. QB Tier or such other trading market at the time for the thirty (30) days after the final determination of the amount of the Indemnification Claim, or if there is no trading in the Company’s common stock, the fair market value shall be determined in good faith by the Company.

          (v) In no event shall the Indemnifying Party’s aggregate liability to any Indemnified Party under Section 9.1 exceed the after Tax amount of such Claim (as defined in Section 9.03) and all Claims shall be net of any insurance proceeds reasonably expected to be received in respect of Losses subject to such Claim.  The Indemnified Parties shall use all reasonable efforts to collect any amounts available under applicable insurance policies with respect to Losses subject to a Claim.

SECTION 9.02. Reserved.

SECTION 9.03. Procedure.   The Indemnified Party shall give the Indemnifying Party notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (a “Claim”), within forty-five (45) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article IX except to the extent the Indemnifying Party is materially prejudiced by such failure.  Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that (i) Indemnified Party must approve of the selection of legal counsel by Indemnifying Party, which approval shall not be unreasonably withheld, delayed or conditioned and (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned so long as (a) there is no payment or other consideration required of the Indemnified Party and (b) such settlement does not require or otherwise involve any restrictions on the conduct of Business by the Indemnified Party.

SECTION 9.04. Survival.

(a) The representations and warranties of the Company, MVP, the Members and the Parent contained in this Agreement, including the Exhibits and the Schedules to this Agreement, shall survive the Closing until the first (1st) anniversary of the Closing Date.  An Indemnifying Party is not required to make any indemnification payment hereunder unless a Claim is delivered to the Indemnifying Party on or before 5:00 p.m. ET of the one year anniversary of the Closing Date, except with respect to Claims of fraud committed by the Indemnifying Party.

(b)  Any matter as to which a Claim has been asserted by a Claim Notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article IX notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a final, nonappealable judgment of a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

SECTION 9.05. Notice by Indemnifying Party.  The Indemnifying Party agrees to notify the Indemnified Party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article IX upon discovery or receipt of notice thereof (other than such claims from the Indemnified Party).

SECTION 9.06. Exclusive Remedy.  Other than rights to equitable relief, and with respect to fraud, to the extent available under applicable law, each of the parties acknowledges and agrees that the sole and exclusive remedy for any Losses arising from Claims described in Sections 9.1, shall be indemnification in accordance with this Article IX.

SECTION 9.07. Mitigation.  Prior to the resolution of any Claim for indemnification under this Agreement, the Indemnified Party shall utilize all commercially reasonable efforts, consistent with normal past practices and policies and good commercial practice, to mitigate such Losses.

SECTION 9.08.  Consequential and Other Damages.  No party shall be liable for any lost profits or consequential, special, punitive, indirect or incidental Losses or damages in connection with this Agreement.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:
California Gold Corp.
c/o Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022
Attn: Chief Executive Officer

With a copy to:
Gottbetter & Partners, LLP
Attn: Adam S. Gottbetter, Esq.
488 Madison Avenue, 12th Floor
New York, NY 10022
asg@gottbetter.com
212-400-6900

If to MVP or the Company, to:

MVP Portfolio, LLC
4544 Swilcan Bridge Lane North
Jacksonville, Florida  32224
Attention:  William D. Meadow, Manager

With a copy to:

Michael Harris, Esq.
Nason, Yeager, Gerson, White & Lioce, P.A.
1645 Palm Beach Lakes Boulevard, Suite 1200
West Palm Beach, Florida  33401

If to a Member to the address set forth on the signature page hereto

SECTION 10.02.  Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Members.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 10.03. Replacement of Securities.  If any certificate or instrument evidencing any Parent Stock is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate or instrument.  If a replacement certificate or instrument evidencing any Parent Stock is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 10.04.  Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Members, Parent and the Company will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 10.05. Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 10.06.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.07. Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and facsimile or electronic delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 10.08. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies. The representations and warranties of the Member and the Company contained in this Agreement shall survive the Closing and the termination of this Agreement.

SECTION 10.09. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws.  Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in New York and the parties hereby waive any and all rights to trial by jury.

SECTION 10.10.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 10.11.  Reservation of Rights.  Nothing in this Agreement shall be deemed or construed to constitute any release, forbearance, forfeiture, immunity or other waiver of any rights of Parent or its Affiliates to enforce any of their patent or other intellectual property rights with respect to any activities taken by the Members, the Company, their Affiliates and/or any third party.  This Agreement shall not be deemed or construed to grant, make or constitute any license, covenant, immunity, authorization or right, whether by implication, estoppel, acquiescence, reliance or otherwise, under any patent or patent application that is outside the definition of Purchased Patents (including any patent or patent application of any Affiliate of Parent).  No license, covenant, immunity, authorization or other right is granted or made, by implication, estoppel, acquiescence, reliance or otherwise under this Agreement, to the Members, their Affiliates or any third party under any Purchased Patents or any other intellectual property right now or hereafter owned or controlled by Parent or its Affiliates.  The Members shall not (and shall cause its Affiliates to not) file or maintain, or voluntarily assist any third party to file or maintain, a claim for reexamination, including inter parties review) of any Purchased Patent, or any legal or administrative proceeding alleging invalidity or unenforceability of any Purchased Patent.

SECTION 10.12.  Prosecution Counsel.  MVP shall be responsible for all invoices, expenses, and fees to outside prosecution counsel or agents relating to the Purchased Patents that were incurred prior to or on the Closing Date.  If reasonably necessary, MVP shall assist Parent and Company in procuring all Patent Documents from outside counsel and foreign associate firms.  MVP shall also waive on behalf of Parent or the Company any attorney-client privilege or attorney-client conflict issues related to the transfer of information under this Section.  MVP’s waiver is only to Parent and the Company.

SECTION 10.13.  Attorney Client Privileged Information.  Following the Closing, MVP shall use reasonable efforts to: (a) maintain attorney-client privilege with respect to all attorney-client privileged information existing as of the Closing Date that relates to the Purchased Patents; and (b) provide Parent and Company with at least fifteen days’ notice before disclosing to any third party, or waiving any attorney-client privilege with respect to, any such attorney-client privileged information that relates to the Purchased Patents.  Notwithstanding anything to the contrary herein, nothing in this Section 10.13 shall obligate MVP to disclose any attorney-client privileged information; provided, however, that Parent and Company shall have the right to request, from time to time, whether MVP has subsequently waived privilege with respect to information previously indicated by MVP to be privileged, and if such privilege has subsequently been waived, Parent and Company shall have the right to re-request assistance from MVP under this Section 10.13.

SECTION 10.14.  Taxes.  Except for income or gross receipts Taxes imposed on Parent and except for maintenance fees due after the Closing Date, MVP shall be solely responsible for the payment of, and shall pay when due, any Taxes that may be payable upon the transfer of the Purchased Patents to the Parent hereunder.

SECTION 10.15.  Non-Disclosure.  Except as set forth in this Section 10.15, the receiving party shall not disclose or use the disclosing party’s Confidential Information.  Each Party hereto may: (a) use the other Party’s Confidential Information to the extent reasonably necessary to perform its obligations hereunder; and (b) use the other Party’s Confidential Information to the extent reasonably necessary to (i) exercise the rights granted hereunder, (ii) prosecute or defend litigation, or (iii) comply with applicable laws, governmental regulations or court orders or submitting information to tax or other Governmental Entities (including the SEC); in each case, provided that if a Party is required to make any such disclosure, other than pursuant to a non-use and non-disclosure agreement, it will give reasonable advance notice in writing to the other Party of such disclosure requirement, will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise), except to the extent inappropriate with respect to patent applications, and use reasonable efforts to permit the other Party an opportunity to maintain confidentiality of its affected Confidential Information.  It is understood that either Party may also disclose the Confidential Information of the other Party upon receipt of the prior express written consent to such disclosure by a duly authorized representative of the other Party.  Notwithstanding anything to the contrary, upon the Closing, the Patent Documents will be deemed to be the Confidential Information of the Company and not the Confidential Information of MVP, and Company shall be free to use and disclose all such Patent Documents without restriction

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:
CALIFORNIA GOLD CORP.

By: _____/s/ James D. Davidson_______________
Name:  James D. Davidson
Title: Chief Executive Officer

The Company
MVP PORTFOLIO, LLC

By:___/s/ William D. Meadow______________
Name:  William D. Meadow
Title:  Manager

The Members:
MV PATENTS, LLC

__/s/William D. Meadow________________________
Name: William D. Meadow
Title: Manager

EXHIBIT B

ASSIGNMENT OF MEMBERSHIP INTEREST

     FOR VALUE RECEIVED, MV PATENTS, LLC, a Florida limited liability company ("Assignor"), herewith sells, assigns, transfers and conveys to California Gold Corp., a Nevada corporation ("Assignee"), one hundred percent (100%) of Assignor's rights, title and interests as member of and in MV Portfolio, LLC, a Florida limited liability company (the "Company"), which shall include, without limitation, one hundred percent (100%) of Assignor’s capital and profits interest in the Company, Assignor's capital account balance in the Company, Assignor's distributions and liquidation rights in the Company and Assignor's voting and management rights and powers in the Company.

     This Assignment of Membership Interest in the Company is made, delivered and shall be effective on the date hereof in accordance with and in complete satisfaction of the requirements of the Florida Revised Limited Liability Company Act.

     IN WITNESS WHEREOF, Assignor has executed this Assignment by and through its members this 7th day of February, 2014.

MV PATENTS, LLC, a Florida
limited liability company, as Member

By: /s/ William D. Meadow
----------------------------------------
William D. Meadow, Member